EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (Nos. 33-15515, 33-43395, 33-48832, 33-48840, 33-53447, 33-58887, 33-78424, 333-33644, 333-72340, and 333-126987) and S-8 (Nos. 2-76922, 2-96982, 33-17136, 33-27227, 33-34952, 33-58231, 33-58746, 33-61038, 33-64753, 333-23685, 333-38251, 333-45679, 333-72342, 333-79411, 333-133856, 333-132038), of Colgate-Palmolive Company of our report dated February 22, 2007 relating to the financial statements, financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/S/ PRICEWATERHOUSECOOPERS LLP

New York, New York

February 22, 2007